Exhibit 99.1

Vishay Intertechnology Announces New $450 Million Credit Facility

MALVERN, Pa.—December 1, 2010-- Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it has entered into a new five-year $450 million credit facility. The senior secured facility, which matures on December 1, 2015, replaces the Company’s prior $250 million revolving credit facility, which was scheduled to mature on April 20, 2012.

Borrowings under the new facility will bear interest at LIBOR plus an interest margin. The applicable interest margin is based on Vishay’s then current leverage ratio. Based on Vishay’s current leverage ratio, borrowings bear interest at LIBOR plus 1.65%; Vishay is also required to pay a facility fee of 0.35% per annum on the entire commitment amount for a total borrowing cost, based on current leverage, of LIBOR plus 2.00% for the outstanding amount under the new credit facility. The interest rate under the prior facility was at LIBOR plus 1.875% plus a facility commitment fee of 0.35% per annum on the entire commitment amount for a total of LIBOR plus 2.225% for the outstanding amount.

The new facility also permits Vishay, upon satisfaction of certain conditions, to settle the principal amount of its 2.25% convertible senior notes in cash upon conversion, and settle any additional amounts in shares. The 2.25% convertible senior notes were issued on November 9, 2010.

Dr. Lior Yahalomi, Vishay’s Chief Financial Officer said, “We are excited to capitalize on favorable credit market conditions and Vishay’s new level of business performance to obtain this five-year, $450 million credit facility at lower interest rates than we are currently paying. Combined with our strong operational performance and continued free cash generation, this facility will provide Vishay with financial flexibility to pursue our business strategy.”

JPMorgan Chase Bank. N.A. acted as administrative agent. J.P. Morgan Securities LLC acted as lead arranger and joint bookrunner. Comerica Bank and Bank Leumi USA served as joint bookrunners and co-syndication agents. The Bank of Tokyo-Mitsubishi UFJ, Ltd. and HSBC Bank USA, N.A. functioned as co-documentation agents.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, Vishay’s ability to meet the conditions in the new facility to cash settle the principal amount of its 2.25% convertible senior notes upon conversion, market conditions, potential fluctuations in Vishay’s stock price, and other risks described in Vishay’s Annual Report on Form 10-K for the year ended December 31, 2009. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT: Dr. Lior E. Yahalomi, Executive Vice President and Chief Financial Officer, or Peter G. Henrici, Senior Vice President Treasurer and Corporate Communications, both of Vishay Intertechnology, Inc., +1-610-644-1300